Amendment

to

Exhibit C – “General Description of Fund Administration Services”

For

Spirit of America Investment Fund, Inc.

This Amendment revises Exhibit C – “General Description of Fund Administration Services” (“Exhibit C”) to the Mutual Fund Services Agreement, dated September 1, 2012, as amended (the “Agreement”) between Spirit of America Investment Fund, Inc. (the “Company”) on behalf of the Funds listed on Schedule A to the Agreement and Ultimus Asset Services, LLC (“Ultimus”).

The Parties agree to amend Exhibit C as follows:

1.	The following shall be added as Section IV:

IV. Liquidity Risk Management Program. Ultimus will provide assistance in the adoption and maintenance of a Liquidity Risk Management Program (“LRMP”) which meets the requirements of Rule 22e-4 under the 1940 Act. The LRMP shall include the following services:

Implementation Phase.

•	Assist in the development and implementation of the Company’s written LRMP.
•	Perform an in-depth evaluation of the adequacy of the written LRMP of the Company’s investment adviser (the “investment adviser”) to ensure compatibility with the LRMP of the Company.

Ongoing Services (as applicable).

•	Provide data from the Company’s books and records.
•	Assist in monitoring each Fund’s highly liquid investment minimum, if applicable, and each Fund’s level of illiquid investments (15% limit).
•	Assist with arranging Board notifications.
•	Assist in the preparation of Form N-LIQUID.
•	Add the investment adviser’s liquidity risk discussion to shareholder reports.

Except as set forth in this Amendment, Exhibit C is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and Exhibit C, the terms of this Amendment will prevail.

The parties duly executed this Amendment to Exhibit C as of November 7, 2018.

	Spirit of America Investment Fund, Inc. On behalf of the Funds listed on Exhibit A to the Mutual Fund Services Agreement		Ultimus Asset Services, LLC

By:	/s/ Joseph C. Pickard	By:	/s/ Gary Tenkman
Name:	Joseph C. Pickard	Name:	Gary Tenkman
Title:	Chief Compliance Officer	Title:	President